                                                               EXHIBIT (a)(8)



This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 8, 1996, and the related Letter of Transmittal, and is being made to all holders of Shares; provided that this Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of LP Acquisition Corporation by one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                            GUARDSMAN PRODUCTS, INC.
                                       AT
                              $23.00 NET PER SHARE
                                       BY
                           LP ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                             LILLY INDUSTRIES, INC.

         LP Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lilly Industries, Inc., an Indiana corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Guardsman Products, Inc., a Delaware corporation (the "Company"), and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 8, 1986 (the "Rights Agreement"), as amended, between the Company and Chemical Bank, as Rights Agent, at a purchase price of $23.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares herein and in the Offer to Purchase shall include the Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon the redemption of the Rights.

================================================================================
                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                   AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
             THURSDAY, APRIL 4, 1996, UNLESS THE OFFER IS EXTENDED.
================================================================================
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         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE
OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THREE STOCKHOLDERS OF THE COMPANY BENEFICIALLY HOLDING APPROXIMATELY 48% OF THE OUTSTANDING SHARES, ON A FULLY DILUTED BASIS, HAVE ENTERED INTO AGREEMENTS WITH PARENT PURSUANT TO WHICH THEY HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES PURSUANT TO THE OFFER AS MORE FULLY DESCRIBED HEREIN.

         The Offer is being made pursuant to a Merger Agreement, dated as of March 4, 1996 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by (i) Parent or the Purchaser or by any wholly-owned subsidiary of Parent or Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company or (ii) stockholders, if any, who are entitled to and who properly exercise appraisal rights in accordance with the Delaware General Corporation Law) will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer (without interest).

         As referenced above, Parent has entered into agreements (each, a "Letter Agreement") with the three largest stockholders of the Company (the "Principal Stockholders"). Pursuant to the Letter Agreements, each Principal Stockholder has agreed, among other things, to validly tender in the Offer, and not withdraw, all Shares beneficially owned by him, not to sell, transfer or grant any voting rights with respect to any of his Shares and not to purchase additional Shares while the Merger Agreement is in effect. Each Principal Stockholder has also agreed to vote his Shares in favor of the Merger and against any action or arrangement which would interfere with the successful consummation of the Merger and has executed and delivered to Parent an irrevocable proxy to this effect. The Letter Agreements cover 4,952,020 Shares (including presently exercisable options to acquire 7,880 Shares) in the aggregate owned by the Principal Stockholders, representing approximately 48% of the outstanding Shares on a fully diluted basis. The Letter Agreements will remain in effect until the transactions contemplated by the Merger Agreement are successfully completed or until the Merger Agreement is terminated by Parent or the Company in accordance with its terms.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND, SUBJECT TO





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THE FIDUCIARY DUTIES OF THE BOARD, RECOMMENDS ACCEPTANCE OF THE OFFER AND
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

         The Offer is subject to certain conditions set forth in the Offer to Purchase, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended. Subject to the terms of the Merger Agreement, if any such condition is not satisfied, the Purchaser may terminate the Offer and return all tendered Shares to tendering stockholders; extend the Offer and, subject to withdrawal rights as set forth in the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended; or delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer and subject to the right of the Purchaser to extend the Offer as set forth in the Offer to Purchase. The Purchaser may unilaterally waive any of the conditions (except the Minimum Condition) to the Offer in whole or in part at any time in its sole discretion.

         The Purchaser reserves the right, at any time or from time to time in accordance with the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to First Chicago Trust Company of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in, and pursuant to the procedure set forth in, the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.





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         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time on Thursday, April 4, 1996 (or such later date as may apply in case the Offer is extended in accordance with the terms of the Merger Agreement) and, unless theretofore accepted for payment as provided in the Offer to Purchase, withdrawn at any time after May 6, 1996. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution or a recognized member of a Medallion Signature Guaranty Program. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has agreed to provide the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.





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

         Questions, requests for assistance and requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                    Banks and Brokerage Firms, please call:
                                 (800) 662-5200

March 8, 1996





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